U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

        Vivendi Universal S.A.
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   (Last)                            (First)              (Middle)

        375 Park Avenue
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                                    (Street)

        New York, NY 10152
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

        6/19/00
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

        USA Networks, Inc. (USAI)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                   3. Ownership Form:
                                        2. Amount of Securities       Direct (D) or
1. Title of Security                       Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                              (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common Stock, par value $.01 per share       18,332,298.48*                 I            Owned indirectly through its subsidiary,
                                                                                         The Seagram Company, Ltd.
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                   5. Owner-
                                               3. Title and Amount of Securities                    ship
                                                  Underlying Derivative Security                    Form of
                         2. Date Exercisable      (Instr. 4)                                        Derivative
                            and Expiration Date---------------------------------    4. Conver-      Security:
                            (Month/Day/Year)                          Amount           sion or      Direct     6. Nature of
                         ----------------------                       or               Exercise     (D) or        Indirect
                         Date       Expira-                           Number           Price of     Indirect      Beneficial
1. Title of Derivative   Exer-      tion                              of               Derivative   (I)           Ownership
   Security (Instr. 4)   cisable    Date       Title                  Shares           Security     (Instr. 5)    (Instr. 5)
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
                                                                                                               Owned through its
Class B Common Stock,                                                                                          subsidiary, The
par value $.01 per share  ***        ***       Common Stock           13,426,125.27     ***              I     Seagram Company, Ltd.
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                                                                                                               Owned through its
                                               Common Stock, Class B                                           subsidiary, The
Shares of USANi LLC        +          +        Common Stock           282,161,530        +               I     Seagram Company, Ltd.
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
Explanation of Responses:




        /s/ George E. Bushnell, III                             June 22, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

* Reference is made to the Statement on Schedule 13D dated June 22, 2001, as amended from time to time, filed with the Securities and Exchange Commission by Liberty Media Corporation, Universal Studios, Inc., Vivendi Universal S.A., The Seagram Company, Ltd., Barry Diller,
     Tele-Communications, Inc., BDTV Inc., BDTV II Inc. and BDTV IV Inc.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

*** The shares of Class B Common Stock are identical in all respects to the shares of Common Stock except as to the number of votes per share and are convertible on a share for share basis into shares of Common Stock at any time.

+ The shares of USANi LLC are exchangeable for shares of Class B Common Stock which are then automatically convertible on a share for share basis for shares of Common Stock. Such shares may only be exchanged subject to compliance with the foreign ownership limitations of the Communications
     Act of 1934, as amended.

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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